Exhibit 10.14

NEW MEXICO STATE LAND OFFICE

MINING LEASE FOR GENERAL MINING—LEASE NO. HG-0059

This Lease is made and entered into between the COMMISSIONER OF PUBLIC LANDS, (“Commissioner”), as Lessor, and

Great Western Exploration, LLC

2008 Meander Rd., Windsor, CO 80550

(“Lessee”), and shall become effective upon the date executed by the Commissioner.

The Lessee has duly filed an application for a mining lease for the purpose stated in this Lease, covering the lands described below which are under the jurisdiction of the Commissioner. The Lessee has tendered a bonus amount of $555 which includes the first year’s annual rental and the further sum of $100.00 as application fee, and the Commissioner has accepted the application as submitted.

The parties agree as follows:

The Commissioner does grant, demise and lease to Lessee for the sole and only purpose of exploring for, mining, removing, and processing of Beryllium as the principal mineral and minerals associated therewith on and from the following described lands, (the “Property”), situated in Socorro County, New Mexico:

SUBDIVISION	SEC	TWP	RGE	BENEFICIARY	ACRES
NW4NW4, S2NW4, NW4SW4	15	9S	8W	CS	160

The parties agree as follows:

1.             Inspection by Lessee:  Lessee is leasing the Property based on Lessee’s own inspection of and judgment regarding the Property. Lessee agrees that the Commissioner is making no representations or warranties with regard to the Property.

2.             Term:

A.            Primary Term Of Mineral Lease:

i.              The Lease shall be for a primary term of three (3) years and so long thereafter as minerals are produced or mined in paying quantities from the Property.

ii.            Annual rent during the primary term shall be one dollar ($1.00) per acre, which amount shall be paid in advance each year.

B.            Secondary Term Of Mineral Lease:

i.              If minerals are not produced or mined in paying quantities during the primary term, then the Lessee may continue the Lease in full force and effect through a secondary term. The secondary term shall be two (2) years and so long thereafter as minerals are produced or mined in paying quantities from the Property.

ii.            Annual rent during the secondary term shall be ten dollars ($10.00) per acre, which amount shall be paid each year in advance.

C.            Tertiary Term Of Mineral Lease:

i.              If minerals are not produced or mined in paying quantities during the primary or secondary term, then the Lease may be continued into the tertiary term. The tertiary term shall be five (5) years and so long thereafter as minerals are produced or mined in paying quantities from the Property.

ii.            Annual rent during the tertiary term shall be three dollars ($3.00) per acre, which amount shall be paid each year in advance.

D.            Quaternary Term Of Mineral Lease:

i.              If minerals are not produced or mined in paying quantities from the Property during the primary, secondary or tertiary term, then the Lease may be continued into the quaternary term. The quaternary term shall be five (5) years and so long thereafter as minerals are produced or mined in paying quantities from the Property.

ii.            Annual rent during the quaternary term shall be ten dollars ($10.00) per acre, which amount shall be paid each year in advance.

3.             Amount Of Royalty:  In addition to annual rentals, the Lessee shall pay royalty on all minerals mined and removed except special minerals. The royalty shall be no less than two percent (2%) of the gross returns, less the actual and reasonable transportation and smelting or reduction costs, up to fifty percent (50%) of the gross returns. Gross returns shall be based on the arm’s-length sales price of the produced minerals and shall include, if applicable, all premiums, bonuses and other consideration of any kind received by the Lessee for the minerals produced from the Property. The Lessee shall calculate royalty for special minerals in exactly the same manner as for other minerals, except that the royalty percentage shall be no less than five percent (5%) of the gross returns. “Special minerals” means rare earth minerals, precious and semi-precious stones, uranium, thorium or any other minerals which have been or may hereafter be determined to be essential to the production of fissionable materials.

4.             Advance Royalty During Quaternary Term:  If minerals are not produced or mined in paying quantities during the primary, secondary or tertiary term, then the Lease may be continued into the quaternary term by the payment of advance royalties:

A.            In the eleventh year of the Lease, the Lessee shall pay, in addition to rent, ten dollars ($10) per acre as an advance royalty.

B.            In the twelfth year of the Lease, the Lessee shall pay, in addition to rent, twenty dollars ($20) per acre as an advance royalty.

C.            In the thirteenth year of the Lease, the Lessee shall pay, in addition to rent, thirty dollars ($30) per acre as an advance royalty.

D.            In the fourteenth year of the Lease, the Lessee shall pay, in addition to rent, forty dollars ($40) per acre as an advance royalty.

E.             In the fifteenth year of the Lease, the Lessee shall pay, in addition to rent, fifty dollars ($50) per acre as an advance royalty.

5.             Credit For Advance Royalties:  Upon the commencement of production of minerals in paying quantities, the principal sum paid as an advance royalty for the year in which such production commences, and the principal sums so paid for the two (2) previous years, shall be credited against the royalty otherwise payable to the Commissioner.

6.             Payment Of Royalty And Accounting:  The Lessee shall pay the correct amount of royalty to the Commissioner on the twentieth (20th) day of the month following the month of use, sale or other disposal of minerals. On the same day, the Lessee shall submit to the Commissioner a production and royalty statement, accounting for the production and royalty for the previous calendar month. Such statements shall be prepared upon forms prescribed and furnished by the Commissioner and in accordance with instructions accompanying the forms.

7.             Reclamation Plan Required:  Notwithstanding the issuance of this mineral Lease, no mining activity shall be conducted on the Property except in accordance with a written reclamation plan approved by the Commissioner. Reclamation plans consist of the mining permit or other authorizations issued by the permitting agency and any supplemental requirements deemed necessary by the Commissioner to assure adequate protection and reclamation of Property. Upon approval by the Commissioner, the reclamation plan shall automatically be incorporated into this mineral Lease without the necessity of further agreement between the Lessee and the Commissioner. A violation of the reclamation plan shall constitute a violation of the mineral Lease.

8.             Obtaining Permit From The Permitting Agency:

A.            The Lessee shall apply for a permit from the permitting agency in accordance with the New Mexico Mining Act or other applicable laws, whichever applies. The Lessee shall submit copies of the permit application and all supporting documents to the Commissioner at the same time that these materials are submitted to the permitting agencies. The Lessee shall also promptly submit copies to the Commissioner of all correspondence, reports and other documents regarding the Lessee’s permit applications.

B.            The Lessee’s permit applications and supporting documents shall fully disclose the intended mining activity to the permitting agencies and the Commissioner. The Commissioner will review the Lessee’s application and supporting documents and may participate in the permitting process at the discretion of the Commissioner.

C.            If the permitting agencies require the land management agency or landowner to approve a proposed permit prior to issuance, the Commissioner may withhold such approval if the Commissioner determines that a proposed mining activity is not in the best interest of the trust. At the written request of the Commissioner, the Lessee shall withdraw any such proposed mining activities from its permit application.

9.             Supplemental Requirements:

A.            After the Lessee obtains the necessary permits or other final authorization from the permitting agencies in accordance with 19.2.2.25 NMAC, the Lessee shall submit a complete and accurate copy of the permit or other authorization to the Commissioner. The Commissioner may review the permit or other authorization to determine whether to include any supplemental requirements in the reclamation plan.

B.            If the Commissioner determines that supplemental requirements are needed, the Commissioner may notify the Lessee of the specific areas of concern, and the Lessee shall thereafter propose supplemental requirements to address these concerns. The Commissioner may review the Lessee’s proposal and may notify the Lessee of any deficiencies, which the Lessee shall address in a subsequent submittal. The process of submittal and review shall be repeated until the Commissioner approves the Lessee’s proposed supplemental requirements.

10.          Issuance Of Reclamation Plan:  After the permitting agencies issue the mining permit or other authorizations and the Commissioner reviews the permit and approves any supplemental requirements, the Commissioner may prepare a reclamation plan. The reclamation plan may consist of the permits or other authorization issued by the permitting agencies, incorporated by reference, and any supplemental requirements imposed by the Commissioner. The Lessee shall sign and acknowledge the plan, in triplicate, and return all three originals to the Commissioner. The Commissioner may thereafter approve the reclamation plan by signing the plan, in triplicate, and returning one fully executed original to the Lessee.

11.          Strict Compliance With Reclamation Plan:  The Lessee shall conduct mining activity in strict compliance with an approved reclamation plan. The reclamation plan in effect at any given time authorizes only such mining activity as is authorized under the permit or other authorization issued by the permitting agencies and expressly incorporated by reference into the plan.

12.          Additional Reclamation Plans:  The Lessee shall obtain an additional reclamation plan before conducting any mining activity that is not authorized under its existing reclamation plan. The Lessee shall obtain the additional reclamation plan to cover the new mining activity by following the procedure set out in 19.2.2.25 NMAC through 19.2.2.27 NMAC. The original and all additional reclamation plans approved by the Commissioner shall remain in full force and effect unless otherwise provided in the latest plan approved by the Commissioner. In the event of a direct conflict between the most current reclamation plan and any earlier plan, the most current plan shall govern.

13.          Survival Of Reclamation Plan Requirements:  The Lessee’s obligation to reclaim the Property in accordance with the reclamation plan in effect at the time the mineral Lease is suspended, relinquished or otherwise terminated for any reason shall survive such suspension, relinquishment or termination and continue so long thereafter as Lessee’s liability under the Mining Act or other applicable laws continues. In the event of such suspension, relinquishment or termination of the mineral Lease, the Commissioner may provide the Lessee with written authorization to enter the Property to carry out the reclamation plan.

14.          Mine Development Plan Required:  No minerals shall be produced except in substantial compliance with a written mine development plan approved by the Commissioner. The mine development plan shall provide for efficient and orderly development of mineral reserves and prevention of waste. The mine development plan shall be consistent with the Lessee’s obligation to reclaim the Property. The requirements of the mine development plan shall, upon approval by the Commissioner, be incorporated automatically into the mineral Lease without the necessity of further agreement between the Lessee and the Commissioner. Failure to substantially comply with the mine development plan shall constitute a violation of the mineral Lease.

15.          Obtaining A Mine Development Plan:  The Lessee shall submit a proposed mine development plan to the Commissioner, who shall review the plan and thereafter notify the Lessee, in writing, of any deficiencies. The Lessee shall then submit a modified proposal addressing the deficiencies and any other issues raised by the Commissioner. This process of submittal and review shall be repeated until the Commissioner and Lessee reach agreement on the plan. Once agreement is reached, the Lessee shall sign and acknowledge the mine development plan, in triplicate, and return all originals to the Commissioner. The Commissioner shall thereafter approve the plan by signing all three originals and returning one original to the Lessee.

16.          Modification Of Mine Development Plan:  If the Lessee determines that it is no longer feasible or economically prudent to follow the approved mine development plan, the Lessee shall submit a proposed modification of the plan to the Commissioner, together with the reasons that modification is required. The Lessee shall seek the Commissioner’s approval for the modification by following the procedure set out in 19.2.2.32 NMAC. The Lessee shall continue to comply with the existing mine development plan until the Commissioner approves the modification. The Commissioner may refuse to approve any modification that the Commissioner determines is not in the best interest of the trust.

17.          Restriction On Permanent Pits, Piles And Impoundments:  No permanent pit, pile, impoundment or any other permanent manmade feature or improvement shall be placed on the Property unless specifically approved by the Commissioner. The Commissioner may refuse to approve any such permanent feature or improvement that would prevent productive post-mining use of the affected land, as determined by the Commissioner, unless the Lessee fully compensates the trust for the loss of such land through purchase or other arrangement approved by the Commissioner.

18.          No Processing Or Stockpiling Of Off-Lease Materials:  This Lease grants the Lessee the right to enter the Property for mining purposes, together with the right to use and occupy so much of the Property as may be necessary or convenient to carry out such mining purposes. The Lease does not authorize the Lessee to process or stockpile minerals, waste rock, ore, overburden or other materials obtained from off-Lease sources. Therefore, unless authorized under a separate commercial Lease issued by the Commissioner, no minerals, waste rock, ore, overburden or other materials obtained from off-Lease sources shall be processed or stockpiled on the Property.

19.          Financial Assurance:

A.            Unless waived by the Commissioner in writing, and before the commencement of mining activity, the Lessee shall provide financial assurance to guarantee payment of royalties and to comply with the terms and conditions of this Lease other than reclamation, which is covered under 19.2.2.39 NMAC. The Commissioner will determine the amount of financial assurance required.

B.            Unless waived by the Commissioner in writing, and before commencement of any exploration, drilling, development, processing and/or mining activities on, in and/or under the Property pursuant to this Lease, the Lessee shall execute and provide financial assurance to secure payment for potential injuries to the Property’s surface and/or mineral estates, water rights appertaining thereto, and/or improvements on, in and/or under the Property that may result from the Lessee’s said activities. The Commissioner shall fix or set the required financial assurance in an amount to be determined by the Commissioner depending upon the Lessee’s proposed operations but not less than five thousand dollars. The financial assurance shall be in favor of the Commissioner, but held for the benefit of the State Land Office Trust and/or its beneficiaries, contract purchasers, patentees, right-of-way holders, easement grantees, licensees, permitees, surface and/or other lessees of the Property (including without limitation, agricultural, grazing, business, commercial, oil and gas, carbon dioxide, helium, coal bed methane, and/or other mineral estate lessees) with rights to the Property’s surface and/or mineral estates. Provided that, in lieu of said financial assurance, the Commissioner may accept a waiver of financial assurance, duly executed or acknowledged by the owners of the said improvements and/or other rights described above.

C.            Lessees having multiple leases with the Commissioner may, with the approval of the Commissioner, provide one instrument to fulfill their total financial assurance obligations under all such Leases regarding the protection of improvements and/or other rights described above concerning the Property. The Commissioner shall fix or set the amount of the Lessee’s consolidated financial assurance obligation, which amount shall not be less than twenty-five thousand dollars. The Lessee’s obligation to provide financial assurance for payment of royalties and reclamation of the Property’s surface and/or mineral estates is not eligible for coverage under this provision.

D.            The financial assurance required under this Lease and/or 19.2.2.36 NMAC, 19.2.2.37 NMAC, and 19.2.2.38 NMAC is in addition to that which the permitting agency may require pursuant to the New Mexico Mining Act or comparable law, whichever applies. If the Commissioner determines that the amount or coverage of financial assurance required by the permitting agency is insufficient to adequately protect and reclaim the Property’s surface and/or mineral estate, the Commissioner may require the Lessee to provide additional financial assurance as a supplemental requirement to this Lease under 19.2.2.26 NMAC.

E.             Forms for all financial assurance instruments required by the Commissioner shall either be prescribed by the Commissioner or be in a form approved by the Commissioner.

20.          Inspections:

A.            The Commissioner has the right to inspect all records and books of account pertaining to the operations under the mineral Lease, including records and books relating to mining, production, extraction, processing, transportation, reduction, returns and reclamation. At the request of the Commissioner, the Lessee shall furnish such reports, books, records, samples, logs, assays or cores, as the Commissioner deems reasonably necessary to the proper administration of the Lease.

B.            The Commissioner has the right to enter the Property and the facilities located thereon to inspect operations thereon, to conduct a field audit and to inspect the records and books referred to in Subsection A of this section. To facilitate field audits and inspections under this subsection, the Lessee shall keep originals or true and accurate copies of all of the foregoing records, books, documents and sample materials on the Property unless otherwise approved by the Commissioner in writing.

C.            The Lessee shall allow the permitting agencies to enter the Property and the facilities located thereon to conduct activities or inspection consistent with such agencies’ regulatory jurisdiction over Lessee’s operations or mining activity.

D.            No prior notice is required under this section. Failure to timely comply with this section by the Lessee, and failure to correct violations noted as a result of site inspections provided hereunder, shall constitute a breach subjecting the Lease to cancellation.

21.          Compliance With Laws:  The Lessee shall be responsible for compliance with all laws, regulations, rules, ordinances, permits, licenses and other requirements applicable to the Leasehold estate and the operations thereon. Upon receiving notice from a government agency of an actual, potential or alleged violation of law, the Lessee shall promptly notify the Commissioner of the alleged violation and provide copies of all related documents to the Commissioner.

22.          Cessation Of Production Before Expiration Of Set Terms:

A.            If production in paying quantities commences during the primary or any subsequent term and thereafter ceases before the quaternary term would have expired had there been no such production, then the Lease shall be deemed a “non-producing” Lease on the date that production in paying quantities ceases. Notwithstanding such cessation of production in paying quantities, a non-producing Lease shall not expire if the Lessee continues to pay rent and, if the Lease is in its quaternary term, advanced royalties.

B.            The Lessee may maintain the mineral Lease in effect under this section until the end of the quaternary term and so long thereafter as minerals are produced in paying quantities.

23.          Cessation Of Production After Expiration Of Set Terms:  lf for any reason beyond the Lessee’s control, production in paying quantities ceases after the quaternary term would have expired, then the Lessee may, with the written approval of the Commissioner, continue the Lease from year to year for an additional period not to exceed three years. The Lessee shall continue to pay in advance the annual rental at the rate provided in the quaternary term and an advance royalty of sixty dollars ($60.00) per acre per each year of the extended term.

24.          Suspension Of Mineral Lease:  After notice and hearing, the Commissioner may suspend a mineral Lease for a period not exceeding five years if the Commissioner finds:

A.            the Lessee is not in default,

B.            suspension of the Lease will not affect compliance with safety, reclamation or environmental requirements,

C.            the Lessee submitted a written request for suspension to the Commissioner prior to expiration of the Lease,

D.            the Lessee submitted adequate evidence, as determined by the Commissioner, to prove that the discovery on the Property of an ore body containing valuable mineral deposits in merchantable quality and quantity, and

E.             temporary conditions beyond the Lessee’s control have precluded mining on the Property except at an economic loss or at an unreasonable threat to safety.

25.          Lessee’s Obligations During Suspension Of Mineral Lease:  The Lessee’s obligation to pay rent and royalties shall be suspended during the period the mineral Lease is suspended. Provided, however, that the Lessee shall pay a non-refundable fee of sixty dollars ($60.00) per acre for each year of suspension. Suspension of a mineral Lease shall not operate to relieve the Lessee from its obligations under this lease, the New Mexico Mining Act and other applicable laws.

26.          Notice Of Commencement Of Production:  Within five (5) days after commencing production the Lessee shall notify the Commissioner of such production in writing, giving the date that production commenced, and stating specifically the legal subdivision, section, township and range where production occurred. The Lessee shall provide the same notice where production re-commences after a period of cessation lasting three consecutive months or longer.

27.          Lease Assignments Must Be Approved By Commissioner:  The Lessee may assign this mineral Lease, in whole or in part, only if the Commissioner approves the assignment. No purported assignment will bind the Commissioner, or change the Lessee of record, unless approved in writing by the Commissioner. Provided, however, that a mere change in the name of the mineral Lessee will not constitute an assignment requiring approval by the Commissioner. The Lessee shall promptly notify the Commissioner, in writing, of any change in name or mailing address.

28.          Approval Of Lease Assignments:  The Commissioner may approve an assignment of this mineral Lease, in whole or in part, if the Commissioner finds:

A.            the assignment does not create an undivided interest in the Lease or any part thereof,

B.            the assigned portion of the Property is not less than a legal subdivision,

C.            the assignment is executed in the proper form and by the proper person,

D.            the Lease is in good standing as to the assigned portion of the Property,

E.             no litigation is pending that could affect the Lease or the interest of any person therein,

F.             the assignee has been pre-qualified pursuant to 19.2.2.21 NMAC; and

G.            the assignment will not adversely affect the interests of the trust.

29.          Form Of Assignments:  Assignments of mineral Leases shall be upon forms prescribed and furnished by the Commissioner. The Commissioner’s approval of an assignment shall be noted on all copies of the assignment. Assignments shall be executed and acknowledged in the same manner prescribed for conveyance of real estate and shall be filed in triplicate with the Commissioner. One original shall be recorded permanently, the second filed and the third returned to the assignee.

30.          Assignment Fee:  The non-refundable fee for filing an assignment of a mineral Lease shall be set forth in the schedule of fees.

31.          Subleasing Prohibited:  The Lessee shall not sublease this mineral Lease.

32.          Side Agreements:  Side agreements are not binding upon the Commissioner and do not change the Lessee’s obligations under this mineral Lease. The Lessee of record shall remain responsible for compliance with the terms and conditions of the mineral Lease.

33.          Cancellation Of Mineral Lease And Opportunity To Cure:  The Commissioner may cancel any mineral Lease for non-payment of rentals, non-payment (or underpayment) of royalties and for violation of any of the terms, covenants or conditions of the mineral Lease. However, before any such cancellation shall be made, the Commissioner shall mail a thirty-day (30) notice of cancellation to the Lessee, by registered or certified mail, at the address of the Lessee shown by the records of the Commissioner. The thirty-day (30) notice shall specify the default for which the Lease is subject to cancellation. If the default is not cured within thirty (30) days after the Commissioner mails the notice, then the Commissioner may cancel the Lease. No proof of receipt of such notice is necessary for cancellation. The Lessee shall be liable for all reasonable attorneys fees and costs incurred by the Commissioner in enforcing the terms of the Lease, including fees and costs incurred in regaining possession of and reclaiming the Property.

34.          Relinqiuishment Of Mineral Lease:  With the consent of the Commissioner, a mineral Lease in good standing may be relinquished, in whole or in part, upon approval of the Commissioner and payment of the non-refundable filing fee in accordance with the schedule of fees. However, the Commissioner will not approve relinquishment of an undivided interest in a Lease or less than a legal subdivision. Relinquishment does not relieve the Lessee from its obligation to reclaim the Property.

35.          Reservations:  All rights not expressly granted under this mineral Lease are reserved to the Commissioner. Notwithstanding the issuance of this mineral Lease, and without limitation of said reservation of rights by the Commissioner, the Commissioner specifically reserves the right to:

A.            Lease the Property for glazing, agricultural or commercial purposes;

B.            Lease the Property for oil and gas, coal bed methane gas, helium and/or carbon dioxide exploration and extraction;

C.            Lease the Property for the development of geothermal resources;

D.            Lease the Property for exploration, drilling, development, processing, extraction and/or mining of minerals on, in, under and/or from the Property other than the aforedescribed principal mineral and minerals associated therewith which are the subject of this mineral Lease;

E.             Sell the Property subject to the mineral Lease, reserving all minerals of whatsoever kind to the New Mexico State Land Office; and

F.             Issue rights of way and easements over, under, upon or across the Property for any purpose, including but not limited to, public highways, railroads, tramways, telegraph, telephone and power lines, pipelines, irrigation works, mining, logging and for exploration and development of geothermal resources.

36.          Cultural Properties:  Any archaeological sites, historical artifacts or other cultural resources, including but not limited to pottery, bone, modified stone and early historic remains, on or within the Property are the Commissioner’s property. Lessee shall immediately stop mining or exploration operations, report the discovery of any such material to the State Land Office Field Operations Division Director, and shall consult with the State Land Office Field Operations Division Director to determine a course of action.

A.            Adequate fencing may be required to protect and preserve any significant sites as determined by the State Land Office Field Operations Division Director.

B.            Liability for damages to cultural resources, including restoration costs, is that of the Lessee.

C.            In the event that the presence of cultural resources materially and adversely affects the ability of the Lessee to use a portion or all of the Property, the Lessee may, with the approval of the State Land Office Field Operations Division Director, negotiate an effects mitigation plan for legal removal of the cultural resources, surrender the entire legal subdivision in which the archaeological sites or other cultural resources are located or surrender the entire parcel.

D.            Unless a class III Archaeological survey is conducted for the Property and a Letter of Clearance obtained, the following will apply:

i.              An on-site archaeologist will be required during any ground disturbing activities conducted under an Exploration permit issued to the Lessee for the Property under the New Mexico Mining Act.

ii.            A letter of clearance for the specific site to be disturbed from the State Historical Preservation Officer must be obtained by the Lessee under the New Mexico Mining Act for the Property prior to any ground disturbing activities initiated under a minimal impact mining permit.

37.          Indemnity.  Lessee shall save, hold harmless, indemnify and defend the State of New Mexico, Commissioner and Commissioner’s employees, agents and contractors, in both their official and individual capacities, from any and all liability, claims, losses, damages, or expenses, including but not limited to attorney’s fees, court costs, loss of land value or use, third party claims, penalties, or removal, remedial or restoration costs arising out of, or alleged to arise out of:

A.            The operations or presence on the Property, or on adjacent or proximate state trust lands, including those used to access the Property for the purposes of this Lease, of Lessee or Lessee’s employees, agents, contractors or invitees;

B.            The activities of third parties on the Property, or on adjacent or proximate state trust lands, including those used to access the Property or other adjacent or proximate state trust lands, whether with or without Lessee’s knowledge or consent;

C.            Any Hazardous Materials located in, under, upon or otherwise affecting the Property or adjacent or proximate property, resulting from the Lessee’s operations.

38.          Waiver Of Reservations:  The Commissioner may, at the Commissioner’s discretion, agree not to exercise one or more of the rights reserved above upon payment of additional consideration determined by the Commissioner.

39.          Commissioner’s Statutory Right To Purchase Production:  The Commissioner has the right to purchase at any time and from time to time, at the market price prevailing in the area on the date of purchase, all or part of the minerals that may be produced from the Property. (The Commissioner may waive this reservation by following the procedure set out in Section 19-14-2 NMSA 1978.)

40.          Road Development:  Lessee shall comply with the requirements for development and closure of roads set forth in 19.2.20 NMAC.

41.          Trespass And Prevention Of Waste:  Lessees shall protect the Property and mineral estate from waste or trespass in accordance with Sections 19-6-1 et seq. NMSA 1978.

42.          Water Rights:

A.            Any and all water rights developed on the Property by Lessee shall be developed in the name of the Commissioner. Lessee, at its own expense, shall comply with all regulations of, and obtain all necessary permits from, the New Mexico State Engineer’s Office.

B.            Lessee shall have the use of such water rights solely for Lease operations during the term of the Lease. Upon expiration or termination of the Lease, such water rights shall be retained by Commissioner. During the term of the Lease, Lessee shall preserve, protect and defend such water rights.

43.          Venue And Applicable Law:  All legal actions regarding mineral Leases issued under 19.2.2 NMAC shall be brought in the First Judicial District, Santa Fe, New Mexico. New Mexico law shall govern.

44.          Interest On Late Payments:  Lessee shall pay interest at the rate of one percent (1%) per month on any late payment of rents, royalties or other payments required under the mineral Lease. If the Lessee fails to pay the entire amount owed, then interest shall accrue on the unpaid portion. Interest shall begin to accrue on the day the payment becomes due and continue to accrue daily until payment is made.

45.          Removal Of Improvements:  Upon termination of the mineral Lease by reason of forfeiture, surrender, expiration of term or for any other reason, Lessee may with the Commissioner’s consent and/or approval, pursuant to Section 19-8-29 NMSA 1978, remove all improvements and equipment as can be removed without material injury to the Property; provided, however, that all rents and royalties have been paid and that such removal is accomplished within two (2) years from the termination date or before such earlier date as the Commissioner may set upon thirty (30) days written notice to the Lessee. All improvements and equipment remaining upon the Property after the removal date as set in accordance with this section shall be forfeited to the Commissioner without compensation, unless such forfeiture is disclaimed by the Commissioner. Notwithstanding the foregoing, the Commissioner may require the Lessee to remove any and all improvements from the Property and to reclaim any surface disturbance caused by such removal in accordance with its reclamation plan.

46.          Immediate Cessation Of Operations In The Event Of An Environmental Or Health And Safety Threat: In the event that the Commissioner, in his discretion, concludes that there exists any substantial and imminent environmental or health and safety threat caused by, connected with, or affecting either Lessee’s operations under this Lease or the Property, the Commissioner may direct the immediate cessation of Lessee’s operations on the Property, vacating the Property by Lessee’s personnel, and/or removal of any equipment or supplies that the Commissioner believes should be removed in order to abate or avoid the threat.

SIGNATURE PAGE

Mineral Lease HG-0059

Approved by the Commissioner of Public Lands on this 3rd day of January, 2005.

/s/ Patrick H. Lyons
Patrick H. Lyons
Commissioner of Public Lands

Great Western Exploration, LLC

/s/ Robert Valois
Signature of Lessee or Authorized Agent

ACKNOWLEDGMENT IN AN INDIVIDUAL CAPACITY

State of Colorado

County of Weld

This instrument was acknowledged before me on	12/27 2004	by	Robert Valois
	(date)		(name(s) of person(s))

ARNE G. SANSOM	/s/ Arne G Sansom
Notary Public	Signature of Notarial Officer
State of Colorado

(SEAL)	Printed Name	Arne G. Sansom
(Notary)
My
commission
	expires:	9-3-2008

ACKNOWLEDGMENT IN A REPRESENTATIVE CAPACITY

State of Colorado

County of Weld

This instrument was acknowledged before me on	12/27/04
(Date)

by	Robert Valois
(name(s) of person(s))

as	Officer—CEO
(type of authority, e.g., officer, trustee, etc.) of

Great Western Exploration, LLC
(name of party on behalf of whom instrument was executed.)

ARNE G. SANSOM	/s/ Arne G. Sansom
Notary Public	Signature of Notarial Officer
State of Colorado

(SEAL)	Printed Name	Arne G. Sansom
(Notary)
My
commission
	expires:	9-3-2008